[VALENCE TECHNOLOGY, INC. LETTERHEAD]


Dear Joe,


To assist the Company with achieving its operational goals and accelerate our transition to China we are extremely pleased that you have accepted a temporary international assignment in Shanghai. This letter confirms the terms and conditions applying to your international assignment. As an employee of the Company you will be expected in the performance of your day-to-day activities at your international location to abide by and carry out your duties in accordance with all applicable laws, policies and procedures. This letter is in addition to and in no way supercedes your employment agreement which was signed by you and Stephan Godevais on September 18, 2003.

Your assignment is to the position of Chief Operating Officer (C.O.O.) as an expatriate of the United States. The effective date of your assignment is January 18, 2005, and is expected to last for a period of six months. During that time you will continue reporting to Stephan Godevais. At the end of that period, we would be open to discussion regarding an extension or returning to a comparable position in the United States. At the completion of your assignment, or if your employment is terminated prior to the end of your assignment, the Company will pay for economy-class airfare expenses to the home country for you and your accompanying family. In addition, the amount of money necessary to cover the airfreight shipment of your clothing and miscellaneous items will be placed in a separate account under your name.

As a U.S. citizen assigned to manage a Wholly Fully Owned Enterprise in China, unless determined that such practices are prohibited by Chinese law, all compensation for your services will be paid to you in the U.S. and you will continue to participate in the employee benefit plans designed for U.S. employees, to the extent possible, taking into consideration all relevant laws, costs and practicalities. U.S. pension and savings plans and U.S. social security laws and benefits shall continue to apply to the extent possible, subject to applicable laws and plan regulations.

In connection with your international assignment:

     1. The Company has contracted with Deloitte & Touche in China to provide executive support services. These support services are intended to provide you and your family with a single source of counseling in the coordination and administration of compensation including tax equalization payments, should there be a deleterious tax effect as a result of your assignment, made to you or on your behalf and for assisting in the preparation of tax returns in the host and home countries. It is your responsibility to provide Deloitte & Touche copies of all requested information, including tax and other financial records necessary to accomplish the assignment.

     2. Your gross monthly base salary will be $19,166.67 in U.S. dollars, before any deduction that may occur for hypothetical taxes.

     3. Coverage under U.S. benefit plans and U.S. Social Security will be continued during your assignment to the extent of those benefits that you would have been eligible to receive had you remained in the U.S.

     4. The Company will reimburse for the cost of economy-class airfare from the home country to the host country assignment location. Meals and reasonable incidental travel expenses (tips, hotel/airport transportation, airport tax, etc.) will be reimbursed upon submission and approval of an expense report with proper receipts. The Company will pay the airfreight shipping costs for up to 500 lbs. for household goods items that will be needed immediately and for the shipment by sea of up to one 40-foot container of items that are not needed immediately. Upon repatriation the total weight of return shipment of household goods is limited to an additional 1,000 lbs. more than the total weight shipped to your host country.

     5. The Company will reimburse for the reasonable costs of language training courses and cross-cultural orientation programs.

     6. The Company will reimburse for the cost of passports, visas, work permits, other necessary documents, immunizations, and other reasonable and necessary medical costs to prepare you for your assignment.

     7. Holidays will be observed in accordance with local laws and business customs in the host city location. To the extent possible, the total number of holidays and vacation days observed by you will be equal to what you would be entitled to in the U.S.

     8. The Company will pay for the reasonable cost of lease or rent, based on comparable housing in the U.S., plus actual expenses for all utilities and apartment services.

     9. You will receive $2,500 for miscellaneous expenses such as arranging for the connection of utilities, completion of a social security application, banking issues, credit issues, etc.

     10. The Company will reimburse economy-class airfare expenses for three home leave trips per calendar year to the home country for the employee or an equivalent number of trips per calendar year for the employee's spouse to travel to the host country. One of the trips may be used for travel to a destination other than your home country location, provided the airfare expenses do not exceed those associated with a trip to the home country location. Lodging, vehicle rental and meals will not be reimbursed during home leave. Home leave not taken in any given year shall be forfeited and cash shall not be paid in lieu of a home leave trip.

     11. You will be reimbursed for transportation (taxis, buses, trains) in the host country.

We are confident that you will make very significant contributions to the our operations in China and look forward to your favorable response to the terms and conditions detailed above.


Sincerely,

/s/ Bob Borron                                         1/13/05
-------------------------
Bob Borron


/s/ Joseph Lamoreux                                    1/13/05
-------------------------                              -------
Approved and Accepted                                  Date



Cc:  Stephan Godevais